Exhibit 99.1 - Explanation of Responses


(1) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), converted 19,283,526.62 shares of Series A Convertible Preferred Stock on April 20, 2009, at a fixed initial conversion rate of 2.265380093 shares of Common Stock per share of Series A Convertible Preferred Stock, resulting in the issuance to WP VIII of 43,684,517 shares of Common Stock, which reflects the 1-for-4.5 reverse stock split of the Common Stock that was effected by the issuer on March 31, 2009.

(2) Patrick T. Hackett is a partner of Warburg Pincus & Co., a New York general partnership ("WP"), and a Managing Director and Member of Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and was appointed to the issuer's Board of Directors in March 2008. WP is the managing member of Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), the general partner of WP VIII. WP VIII is managed by WP LLC. As a result, Mr. Hackett may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the securities that may be deemed to be beneficially owned by WP VIII, WP Partners, WP and WP LLC (collectively, the "Warburg Pincus Entities").

As of the date hereof, WP VIII may be deemed to beneficially own, in the aggregate, 34,589,220 shares of Common Stock issuable upon conversion of its 19,283,526.62 shares of Series A Preferred Stock and after giving effect to its sale of Common Stock in the issuer's initial public offering, which includes the exercise in full of the underwriters' over-allotment option. Mr. Hackett disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any indirect pecuniary interest therein. This Form 4 shall not be deemed an admission that Mr. Hackett or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.

(3) The issuer's Series A Convertible Preferred Stock was convertible into shares of its Common Stock at any time and had no expiration date. The Series A Convertible Preferred Stock was convertible into shares of Common Stock a fixed initial conversion rate of 2.265380093 shares of Common Stock per share of Series A Convertible Preferred Stock, which reflects the 1-for-4.5 reverse stock split of the Common Stock that was effected by the issuer on March 31, 2009.